Exhibit 10.20

Executive Officer Compensation Summary

The executive officers of Momenta Pharmaceuticals, Inc. (the “Company”) are: (i) Craig A. Wheeler, President and Chief Executive Officer; (ii) John E. Bishop, Senior Vice President, Pharmaceutical Sciences; (iii) Steven B. Brugger, Chief Operating Officer; (iv) James M. Roach, M.D., Chief Medical Officer and Senior Vice President, Development; (v) Richard P. Shea, Senior Vice President, Chief Financial Officer and Treasurer; and (vi) Ganesh Venkataraman, Chief Scientific Officer and Senior Vice President, Research.

The compensation structure for executive officers of the Company consists of three components: (i) base salary, (ii) discretionary cash bonuses and (iii) stock options and other equity-based awards.

Employment Agreements With Executive Officers

The Company has entered into employment agreements with Craig A. Wheeler and Ganesh Venkataraman. The annual salary, severance and termination provisions of such agreements are as follows:

Craig A. Wheeler

On August 22, 2006, the Company entered into an employment agreement with Craig A. Wheeler, pursuant to which Mr. Wheeler serves as the Company’s President, Chief Executive Officer and as a Class II director of the Company. Pursuant to his employment agreement, Mr. Wheeler initially received an annual base salary of $500,000, subject to annual increases by the Company’s Board of Directors.  Mr. Wheeler’s annual base salary for 2007 was $500,000 and was increased to $515,000 for 2008.  Beginning with fiscal year 2007, Mr. Wheeler is eligible to receive bonuses of up to 150% of his base salary for the applicable fiscal year, with an annual bonus target of 60% of the then-applicable base salary.  The Compensation Committee of the Company’s Board of Directors (the “Committee”) approved a $273,000 bonus paid to Mr. Wheeler in 2008 based on Company achievements in 2007.  Mr. Wheeler is also entitled to specified benefits, including: (i) participation in Company sponsored benefit programs, (ii) reimbursement for life insurance premium expenses and related tax gross-up payments, and (iii) reimbursement of tax and financial advisor fees incurred by Mr. Wheeler during the period of his employment.

Mr. Wheeler’s employment agreement provides for the grant or issuance, as applicable, of the following stock-based awards to Mr. Wheeler. On August 22, 2006, the Company granted Mr. Wheeler an option to purchase 375,000 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), at an exercise price of $16.18 per share (the “Initial Option Grant”). The Initial Option Grant vested as to 25% of the shares subject to such option on August 22, 2007 and as to 6.25% of the shares subject to such option at the end of each three-month period thereafter. Additionally, on August 22, 2006, the Company issued to Mr. Wheeler 100,000 shares of restricted Common Stock (the “Time-Based Grant”). The shares of Common Stock subject to the Time-Based Grant vest and become free from forfeiture on the fourth anniversary of the date of issuance. On January 17, 2007, the Company issued to Mr. Wheeler 175,000 shares of restricted Common Stock (the “Performance Grant”). Subject to the acceleration provisions set forth in Mr. Wheeler’s employment agreement, the shares of Common Stock subject to the Performance Grant shall vest and become free from forfeiture upon fulfillment of any of the following conditions:

(1) on the date that the Board of Directors certifies that the Company (or any of the Company’s partners or collaborators) has commercially launched M-Enoxaparin in the United States, provided that (A) such commercial launch shall have occurred prior to January 17, 2011 and (B) Mr. Wheeler is then employed by the Company.

(2) on January 17, 2011, provided that Mr. Wheeler is then employed by the Company and the Board of Directors certifies that any one of the three following events shall have occurred: (A) the Company has consummated a public offering of shares of its Common Stock pursuant to a registration statement filed with the Securities and Exchange Commission with gross proceeds to the Company totaling at least $40.0 million; (B) the Company has executed a collaboration agreement with an unaffiliated third party partner (and has fulfilled the conditions to closing set forth in such agreement or related agreement(s)), the terms of which shall include an irrevocable commitment from such third party to provide cash payments of at least $40.0 million to the Company within four years of the date of execution of such collaboration agreement, provided that such unaffiliated third party partner shall not include any party (i) with which the Company has an executed agreement or (ii) with which the Company has actively negotiated a collaboration, in each case prior to the date of the employment agreement; or (C) the closing price of the Common Stock on the Nasdaq Global Market has equaled or exceeded $25.00 over a period of 20 consecutive trading days (such price to be adjusted in the event of a stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event).

Notwithstanding the foregoing, if at any time during the four year-period ending on January 17, 2011 the Board of Directors elects to abandon the M-Enoxaparin program and no longer pursue the commercialization of M-Enoxaparin either for strategic reasons or as a result of adverse events in the regulatory process, the shares of Common Stock subject to the Performance Grant shall vest and become free from the forfeiture on the date that the Board certifies that any one of the three events set forth in item (2) above shall have occurred.

(3) in the event the shares of Common Stock subject to the Performance Grant do not vest before January 17, 2011 in accordance with the conditions set forth in items (1) or (2) above, provided that Mr. Wheeler is then employed by the Company, the date the Board of  Directors certifies that (A) the Company has commercially launched M-Enoxaparin in the United States or (B) any one of the three events set forth in item (2)(A)-(C) above shall have occurred, in each case on or after January 17, 2011 but prior to January 17, 2013.

In addition to the Initial Option Grant, the Time-Based Grant and the Performance Grant, on February 22, 2008, the Company granted Mr. Wheeler (i) 75,000 shares of restricted Common Stock subject to vesting over four (4) years (the “First Target Grant”) and (ii) an option to purchase 100,000 shares of Common Stock subject to vesting over four (4) years, with an exercise price of $7.41 per share (the “Second Target Grant”).

In the event that Mr. Wheeler’s employment is terminated by the Company without cause, by reason of his death or disability or by him for good reason, other than in connection with a change in control, (as those terms are defined in the employment agreement), (i) the vesting schedules applicable to the Initial Option Grant, the Time-Based Grant and the Performance Grant will be fully accelerated and the shares thereunder fully vested (except in the case of a termination without cause, in which case a total of 75,000 of the shares subject to the Performance Grant shall immediately vest), (ii) the vesting schedules applicable to the First Target Grant and Second Target Grant will accelerate by an additional 12 months and (iii) the vesting schedule applicable to all future stock-based awards held by Mr. Wheeler at the time of such termination will accelerate by 25%.

In the event Mr. Wheeler’s employment is terminated by the Company without cause within 24 months following a change of control (as such term is defined in the employment agreement) or is terminated by Mr. Wheeler for good reason within 24 months following a change of control, the unvested portions of the Initial Option Grant, the Time-Based Grant, the First Target Grant, the Second Target Grant, the Performance Grant and all future stock-based awards shall fully and immediately vest.

Under his employment agreement, Mr. Wheeler or the Company may terminate his employment at any time, subject to the following severance benefits. In the event Mr. Wheeler’s employment is terminated without cause by the Company, as the result of death or disability or Mr. Wheeler terminates his employment for good reason, other than in connection with a change in control, Mr. Wheeler will receive a lump sum cash payment equal to (i) 12 months of the highest base salary in effect during the 12 months prior to the date of termination and (ii) the greater of 60% of Mr. Wheeler’s base salary or his last paid bonus.

If Mr. Wheeler terminates his employment for good reason within 24 months following a change of control of the Company, or if the Company terminates Mr. Wheeler’s employment without cause within 24 months following a change of control, Mr. Wheeler will receive a lump-sum cash payment equal to (i) 24 months of Mr. Wheeler’s highest base-salary in effect during the 12 months prior to termination of his employment, (ii) an amount equal to the greater of 60% of Mr. Wheeler’s last two years of base salary and an amount equal to two times the last bonus paid to by Mr. Wheeler and (iii) if the aggregate purchase price paid in a change of control transaction equals or exceeds $1.1 billion, an additional amount equal to 12 months of base salary in effect at the time of Mr. Wheeler’s termination and the greater of 60% of one year of base salary and the last bonus paid to Mr. Wheeler.

Ganesh Venkataraman

The Company entered into an employment agreement with Dr. Venkataraman, dated June 13, 2001, which was amended and restated on April 10, 2002. Pursuant to this agreement, Dr. Venkataraman is to receive an annual base salary subject to increases upon review at least once every 12 months.  Dr. Venkataraman’s base salary during 2007 was $290,928, which was increased to $302,565 for 2008.  Under the agreement, as amended, either the Company or Dr. Venkataraman may terminate his employment at any time, subject to continuation of salary payment and benefits for three months if the

Company terminates Dr. Venkataraman’s employment without cause or Dr. Venkataraman terminates his employment for good reason.

Executive Retention Agreements with Certain Executive Officers

On March 14, 2007, the Company entered into Executive Retention Agreements with Mr. Bishop, Mr. Brugger, Mr. Shea and Dr. Venkataraman, and on February 22, 2008 the Company entered into an Executive Retention Agreement with Dr. Roach. Pursuant to the Executive Retention Agreements, if the Company terminates an executive’s employment without cause (as defined in the Executive Retention Agreement) or the Executive terminates employment with good reason (as defined in the Executive Retention Agreement) within one year following a change in control of the Company (as defined in the Executive Retention Agreement), the Company will provide the executive (i) accrued obligations as of the date of such termination, consisting of accrued and unpaid salary, value of accrued vacation days and amount of unreimbursed and incurred expenses, (ii) acceleration of each outstanding award then held by the executive under the Company’s outstanding equity incentive plans, (iii) the sum of (A) the amount equal to the executive’s annual base salary during the one year period prior to the date of termination and (B) the greater of (x) the target bonus for the executive for the fiscal year in which the termination occurs and (y) the annual bonus paid to the executive for the most recently completed fiscal year, and (iv) insurance, medical, dental, health and accident and disability benefits as in effect immediately prior to the termination date for a period of 12 months. The Executive Retention Agreements automatically renew for successive one year terms unless 90 days prior to the end of any calendar year, the Company provides written notice that the term shall not be extended.

Executive Officer Compensation for 2007; 2008 Increases

The Committee approved the following compensation, including base salary (effective January 1, 2008) to be paid to the Company’s executive officers:

•                  Mr. Wheeler. Pursuant to his employment agreement, the Committee approved a $273,000 bonus paid in 2008 based on Company achievements in 2007. On February 22, 2008, the Company granted to Mr. Wheeler 75,000 shares of restricted Common Stock and 100,000 stock options, as described above under the heading “Employment Agreements with Executive Officers – Craig A. Wheeler.” Mr. Wheeler’s annual base salary was increased to $515,000 for 2008 from $500,000 in 2007.

•                  Mr. Bishop. The Committee approved a $90,428.55 bonus paid in 2008 based on Mr. Bishop’s and Company achievements in 2007, the grant of an option to purchase 39,963 shares of Common Stock, and an award of 10,800 shares of restricted stock. Mr. Bishop’s annual base salary was increased to $283,379.28 for 2008 from $270,400.08 in 2007.

•                  Mr. Brugger. The Committee approved a $146,575.41 bonus paid in 2008 based on Mr. Brugger’s and Company achievements in 2007, the grant of an option to purchase 40,000 shares of Common Stock, and an award of 5,000 shares of restricted stock. Mr. Brugger’s annual base salary was increased to $353,280.00 for 2008 from $345,000.00 in 2007.

•                  Mr. Shea. The Committee approved a $85,995.00 bonus paid in 2008 based on Mr. Shea’s and Company achievements in 2007, the grant of an option to purchase 34,750 shares of Common Stock, and an award of 10,800 shares of restricted stock. Mr. Shea’s annual base salary was increased to $280,800.00 for 2008 from $270,000.00 in 2007.

•                  Dr. Venkataraman. The Committee approved a $92,660.58 bonus paid in 2008 based on Dr. Venkataraman’s and Company achievements in 2007, the grant of an option to purchase 34,750 shares of Common Stock, and an award of 5,000 shares of restricted stock. Dr. Venkataraman’s annual base salary was increased to $302,565.16 for 2008 from $290,928.04 in 2007.

* * * * *